SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15 (d) of
The Securities Act of 1934

Date of Report (Date of earliest event reported): May 16, 2003

COMPEX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-9407	41-0985318

(State or other jurisdiction of incorporation or organization)	Commission File No.	(I.R.S. Employer Identification No.)

1811 Old Highway Eight, New Brighton, MN	55112-3493

(Address of principal executive offices)	(Zip Code)

(651) 631-0590

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

     Effective March 16, 2003, Compex Technologies, Inc. (“Compex”) acquired substantially all of the operating assets, consisting primarily of accounts receivable, medical products inventory, and contract rights, of BMR Neurotech, Inc. (“Neurotech”) Neurotech, headquartered in Phoenix, Arizona, is the U.S. medical division of Bio-Medical Research Ltd., a company formed under the laws of Ireland (“BMR”). The purchase price of $3.3 million was funded with Compex’s existing credit facility. Compex will obtain substantially all of Neurotech’s accounts receivable inventory and fixed assets.

     Neurotech sells electrical stimulation products manufactured by BMR for medical applications primarily in Arizona, Southern California, Alabama and Georgia. The Neurotech medical product line primarily involves the following products: NT2000, MediSTIM PLUS and MediTENS PLUS, which are your traditional Muscle Stim and TENS products.

     As part of the acquisition, Compex also obtained exclusive US distribution rights to the BMR Baxolve Belt, a wearable belt and TENS system designed for relief of back pain, and exclusive US distribution rights on all future electrical stimulation products. BMR is awaiting FDA clearance to market the Baxolve Belt in the US market.

     Compex assumed the lease for Neurotech’s facilities in Pheonix, Arizona and will continue to operate the business from that location until it can plan an orderly transition of billing operations to Compex’s Florida location.

Item 7. Financial Statements and Exhibits

     (a)/(b) Compex does not believe financial statements are required because, (i) neither of the tests set forth in Regulation S-X Rule 1-02(w) (1) or (2) are exceeded at the 20% level and (ii) based on a preliminary analysis of the income(loss) from continuing items before income taxes, extraordinary items and cumulative effect of a change in account principle derived from the assets acquired, such income does not exceed such income of Compex at the 20% level. To the extent further analysis does not confirm such conclusion, Compex will file financial statements required by Rule 3-05 and Article 11 of Regulation S-X within 60 days of this report.

     (c)  Exhibits (furnished but not filed):

Exhibit 2.1 Asset Purchase Agreement between Compex Technologies, Inc., BMR Neurotech, Inc., and Bio-Medical Research Limited dated May 16, 2003

     Exhibit 99 Press Release Dated May 16, 2003

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPEX TECHNOLOGIES, INC.

By	Dan Gladney Dan Gladney, Chief Executive Officer

Dated: May 29, 2003